Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Select Energy Services, Inc. of our report dated March 16, 2021, relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the consent statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Phoenix, Arizona

January 5, 2022